Exhibit 3.5

AMENDED AND RESTATED

BY-LAWS

of

PRECISION OPTICS CORPORATION, INC.

Section 1. ARTICLES OF ORGANIZATION

The name and purposes of the corporation shall be as set forth in the Articles of Organization. These By-laws, the powers of the corporation and of its directors and stockholders, or of any class of stockholders if there shall be more than one class of stock, and all matters concerning the conduct and regulation of the corporation’s business and affairs shall be subject to such provisions in regard thereto, if any, as are set forth in the Articles of Organization as from time to time in effect.

Section 2. STOCKHOLDERS

2.1	Annual Meeting. The annual meeting of Precision Optics Corporation, Inc.’s stockholders shall be held each year at such date and time as shall be designated from time to time by the Board of Directors or the president and state in the notice of the meeting. The Board may postpone and reschedule any previously scheduled annual or special meeting of the stockholders.

2.2	Special Meetings. The president or the majority of the Board of Directors may call a special meeting of the stockholders at any time. Each call of a meeting shall state the place, date, hour and purposes of the meeting.

2.3	Place of Meetings. All meetings of the stockholders shall be held at the corporation’s principal office in Massachusetts or, to the extent permitted by the Articles of Organization, at such other place within the United States as the president or directors shall fix. Any adjourned session of any meeting of the stockholders shall be held at the same city or town as the initial session, or within Massachusetts, in either case at the place designated in the vote of adjournment.

2.4	Notice of Meetings. A written notice of each meeting of stockholders, stating the place, date and hour and the purposes of the meeting, shall be given at least ten (10) calendar days nor more than sixty (60) calendar days before the meeting to each stockholder entitled to vote thereat and to each stockholder who, by law, by the Articles of Organization, or by these By-laws, is entitled to notice, by leaving such notice with such stockholder or at his or her residence or usual place of business, by electronic transmission, or by mailing it, postage prepaid, addressed to such stockholder at such stockholder’s address at it appears in the records of the corporation. If mailed, notice is given when deposited in the United States mail, postage prepaid, addressed to such stockholder at such stockholder’s address at it appears in the records of the corporation. The secretary or an officer designed by the Board shall give such notice. When a meeting is adjourned to another place, date or time, written notice need not be given of the adjourned meeting if the place, date, and time thereof are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than thirty (30) calendar days, or if after the adjournment a new record date is fixed for the adjourned meeting, written notice of the place, date and time of the adjourned meeting must be given in conformity herewith. At any adjourned meeting, any business may be transacted which properly could have been transacted at the original meeting. Whenever notice of a meeting is required to be given to a stockholder under any provision of the Business Corporation Law of the Commonwealth of Massachusetts, the Articles of Organization, or these By-laws, a written waiver thereof, executed before or after the meeting by such stockholder or his or her attorney thereunto authorized and filed with the records of the meeting, shall be deemed equivalent to such notice.

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2.5	Quorum of Stockholders. At any meeting of the stockholders, a quorum as to any matter shall consist of a majority of the votes entitled to be cast on the matter, present in person or represented by proxy, except when the Articles of Organization or these By-laws require a larger quorum. Stock owned directly or indirectly by the corporation, if any, shall not be deemed outstanding for this purpose. Any meeting may be adjourned from time to time by a majority of the votes properly cast upon the question, whether or not a quorum is present. If a quorum initially is present at any meeting of stockholders, the stockholders may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum, but if quorum is not present at least initially, no business other than the adjournment may be transacted.

2.6	Action by Vote. When a quorum is present at any meeting, a plurality of the votes properly cast for election of directors to any office shall elect to such office, and a majority of the votes properly cast upon any question other than an election to an office shall decide the question, except when the law, the Articles of Organization, or these By-laws require a larger vote. No ballot shall be required for any election unless requested by a stockholder present or represented at the meeting and entitled to vote in the election.

2.7	Voting. Stockholders entitled to vote shall have one vote for each share of stock entitled to vote held by them of record according to the records of the corporation, unless otherwise provided by the Articles of Organization. The corporation shall not, directly or indirectly, vote any share of its own stock.

2.8	Action by Writing. Any action required or permitted to be taken at any meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if any stockholders entitled to vote on the matter consent to the action in writing and the written consents are filed with the records of the meeting of stockholders. Such consents shall be treated for all purposes as a vote at a meeting.

2.9	Proxies. To the extent permitted by law, stockholders entitled to vote may vote either in person or by proxy. Except to the extent permitted by law, no proxy dated more than six months before the meeting named therein shall be valid. Unless otherwise specifically limited by their terms, such proxies shall entitle the holders thereof to vote at any adjournment of such meeting but shall not be valid after such meeting’s final adjournment. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person, by filing with the secretary an instrument in writing revoking the proxy or by granting another duly executed proxy bearing a later date.

2.10	Inspectors. The Board of Directors or the presiding officer of the meeting may appoint one or more inspectors of election to act as judges of the voting and to determine those entitled to vote at any meeting of the stockholders, or any adjournment thereof, in advance of such meeting or any adjournment thereof. The Board or presiding officer of the meeting may designate one or more persons as alternate inspectors to replace any inspector who fails to act.

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2.11	Notice of Stockholder Business and Nominations.

(a) Stockholder Proposals Relating to Nominations for and Election of Directors.

(i) Nominations by a stockholder of candidates for election to the Board by stockholders at any meeting of stockholders may be made only if the stockholder complies with the procedures set forth in this Section 2.11(a), and any candidate proposed by a stockholder not nominated in accordance with such provisions shall not be considered or acted upon for execution at such meeting of stockholders. A proposal by a stockholder for the nomination of a candidate for election by stockholders as a director at any meeting of stockholders at which directors are to be elected may be made only by notice in writing, delivered by a nationally recognized courier service or mailed by first class United States mail, postage or delivery charges prepaid, within the time limits specified in Section 2.11(c).

(ii) A stockholder’s notice to the secretary shall set forth (A) as to each person whom the stockholder proposes to nominate for election or reelection as a director: (I) the name, age, business address and, if known, residence address of each such person, (II) the principal occupation or employment of each such person for the past five years, (III) the class, series and number of shares of the corporation that are beneficially owned and of record by each such person and beneficial owner, and the earliest date of acquisition of any such capital stock, (IV) a description of any arrangement or understanding between each such person and the stockholder making such nomination with respect to such person’s proposal for nomination and election as a director and actions to be proposed or taken by such person if elected a director, (V) the written consent of each person so proposed to serve as a director if nominated and elected as a director and (VI) any other information that would be required to be provided by the stockholder pursuant to the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (collectively, the “1934 Act”) in such stockholder’s capacity as a proponent of a stockholder proposal if proxies were to be solicited for the election as a director of each person whom the stockholder proposes; and (B) as to the stockholder giving notice, (I) the name and record address of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and (II) the class, series and number of shares of the corporation that are owned beneficially and of record by the stockholder and such beneficial owner.

(b) Stockholder Proposals Relating to Matters Other Than Nominations for and Elections of Directors.

(i) A stockholder of the corporation may bring such business (other than a nomination of a candidate for election as a director, which is covered by Section 2.11(a)) (a “Stockholder Matter”) before any meeting of stockholders only if such Stockholder Matter is a proper matter for stockholder action and such stockholder shall have provided notice in writing, delivered by a nationally recognized courier service or mailed by first class United States mail, postage or delivery charges prepaid, within the time limits specified in Section 2.11(c); provided, however, that a proposal submitted by a stockholder for inclusion in the corporation’s proxy statement for an annual meeting that is appropriate for inclusion therein and otherwise complies with the provisions of Rule 14a-8 under the 1934 Act (including timeliness) shall be deemed to have also been submitted on a timely basis pursuant to this Section 2.11.

(ii) A stockholder’s notice to the secretary of a proposal of a Stockholder Matter shall set forth (A) as to each matter the stockholder proposes to bring before the meeting a brief description of the business desired to be brought before the meeting, (I) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these bylaws of the corporation, the language of the proposed amendment), (II) the reasons for conducting such business at the meeting and (III) any other information that would be required to be provided by the stockholder pursuant to Section 14 of the 1934 Act in such stockholder’s capacity as a proponent of a stockholder proposal if proxies were solicited for stockholder consideration of such Stockholder Matter at a meeting of stockholders, and (B) as to the stockholder giving Notice, (I) the name and record address of the stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made, (II) the class, series and number of shares of the corporation that are owned beneficially and of record by the stockholder and such beneficial owner and (III) any material interest of the stockholder in such business.

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(c) Time for Notice of Stockholder Proposals Relating to Nominations or Stockholder Matters.

(i) In the case of an annual meeting of stockholders, to be timely, any written proposal of a nomination or of a Stockholder Matter must be received at the principal executive offices of the corporation addressed to the attention of the secretary not less than one hundred twenty (120) days before the date of the corporation’s proxy statement was released to the stockholders in connection with the previous year’s annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholder must be received by the secretary not later than the close of business on the later of (x) the ninetieth (90th) day prior to such annual meeting and (y) the seventh (7th) day following the day on which public announcement of the date of such meeting is first made (or, in the case of (x) and (y), if such day is not a business day, then the close of the next business day). For the purposes of these By-laws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission. In no event shall the public announcement of an adjournment or postponement of any meeting of stockholders commence a new time period (or extend any time period) for the giving of stockholder’s notice as described in these By-laws.

(ii) In the case of a special meeting of stockholders, to be timely, any written proposal of a nomination or of a Stockholder Matter must be delivered by a nationally recognized courier service or mailed by first class United States mail, postage or delivery charges prepaid, and received at the principal executive offices of the corporation addressed to the attention of the Secretary of the corporation not later than the close of business on the seventh (7th) day following the earlier of (x) the date that the corporation mailed notice to its stockholders that a special meeting of stockholders will be held and (y) the date on which public announcement of the date of such meeting is first made (or, in the case of (x) or (y), if such day is not a business day, then the close of the next business day).

(d) Determination of Defective Notice. Notwithstanding anything in these By-laws to the contrary, no nomination or Stockholder Matter shall be presented at a meeting of stockholders except in accordance with the procedures set forth in this Section 2.11, and any nomination or Stockholder Matter not submitted in accordance with such provisions shall not be considered or acted upon at any meeting of stockholders. The Chairman of the Board (or such other person presiding at a meeting of stockholders in accordance with these By-laws) shall, if the facts warrant, determine and declare to a meeting of stockholders that a proposal of a nomination or of a Stockholder Matter was not properly brought before the meeting in accordance with the provisions of this Section 2.11, and if he or she should so determine, he or she shall so declare to the meeting and any such defective nomination or Stockholder Matter shall be disregarded.

Section 3. BOARD OF DIRECTORS

3.1	Number. The Board shall be comprised of not less than three (3) directors, with the exact number of directors fixed by the majority of the Board. The number of directors may be increased at any time or from time to time by vote of a majority of the directors then in office. Sole power to fill vacancies and newly created directorships resulting from any increase in the authorized number of directors shall be vested in the Board through action by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and each director so chosen shall hold office until the next annual election at which the term to which they have been elected expires and until such director’s successor is duly elected and qualified or until such director’s earlier resignation, removal from office, death or incapacity. If there are no directors in office, then an election of directors may be held in the manner provided by statute. In the event of a vacancy in the Board, the remaining directors, except as otherwise provided by law or these bylaws, may exercise the powers of the full board until the vacancy is filled. The number of directors may be decreased to any number permitted by law at any time or from time to time by a vote of a majority of the directors then in office, but only to eliminate vacancies existing by reason of the death, resignation, removal, or disqualification of one or more directors. No director need be a stockholder.

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3.2	Election, Terms. Except as otherwise provided by law, by the Articles of Organization, or by these By-laws, each director shall hold office until the next annual meeting of the stockholders and until his or her successor is duly elected and qualified, or until he or she sooner dies, resigns, is removed, or becomes disqualified.

3.3	Powers. Except as reserved to the stockholders by law, by the Articles of Organization, or by these By-laws, the business of the corporation shall be managed by the directors who shall have and may exercise all the powers of the corporation. In particular, and without limiting the generality of the foregoing, the directors may at any time issue all of them from time to time any part of the unissued capital stock of the corporation from time to time authorized under the Articles of Organization and may determine, subject to any requirements of law, the consideration for which stock is to be issued and the manner of allocating such consideration between capital and surplus.

3.4	Committees. The directors may, by vote of a majority of the directors then in office, elect from their number an executive committee and other committees and delegate to any such committee or committees some or all of the powers of the directors except those which the law, the Articles of Organization, or these By-laws prohibit them from delegating. Except as the directors may otherwise determine, any such committee may make rules for the conduct of its business, but unless otherwise provided by the directors or such rules, its business shall be conducted as nearly as may be in the same manner as is provided by these By-laws for the conduct of business by the directors.

3.5	Regular Meetings. Regular meetings of the directors may be held without call or notice at such places and at such times as the directors may from time to time determine, provided that reasonable notice of the first regular meeting following any such determination shall be given to absent directors. A regular meeting of the directors may be held without call or notice immediately after and at the same place as the annual meeting of the stockholders.

3.6	Special Meetings. Special meetings of the directors may be held at any time and at any place designated in the call of the meeting, when called by the chairman of the board, if any, the present, or the treasurer or by two or more directors, reasonable notice thereof being given to each director by the secretary or an assistant secretary, or, if there be none, by the clerk or an assistant clerk, or by the officer or one of the directors calling the meeting.

3.7	Notice. It shall be sufficient notice to a director to send notice by mail at least forty-eight hours or by electronic transmission at least twenty-four hours before the meeting addressed to him or her at his or her usual or last known business of residence address or to give notice to him or her in person or by telephone at least twenty-four hours before the meeting. Notice of a meeting need not be given to any director if a written waiver of notice, executed by him or her before or after the meeting, is filed with the records of the meeting, or to any director who attends the meeting without protesting prior thereto or at its commencement the lack of notice to him or her. Neither notice of a meeting nor a waiver of a notice need specify the purposes of the meeting.

3.8	Quorum. At any meeting of the directors a majority of the directors then in office shall constitute a quorum. Any meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice.

3.9	Action by Vote. When a quorum is present at any meeting, a majority of the directors present may take any action, except when the law, the Articles of Organization, or these By-laws require a larger vote.

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3.10	Action by Writing. Unless the Articles of Organization otherwise provide, any action required or permitted to be taken at any meeting of the directors may be taken without a meeting if all the directors consent to the action in writing and the written consents are filed with the records of the meetings of the directors. Such consents shall be treated for all purposes as a vote taken at a meeting.

3.11	Presence Through Communications Equipment. Unless otherwise provided by law or the Articles of Organization, members of the board of directors may participate in a meeting of such board by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time and participation by such means shall constitute presence in person at a meeting.

3.12	Fees and Compensation of Directors. Unless otherwise restricted by the Articles of Organization or these By-laws, the Board shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board and may be paid a fixed sum for attendance at each meeting of the Board or a stated salary as director. Compensation may also include equity awards. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

Section 4. OFFICERS AND AGENTS

4.1	Enumeration; Qualifications. The officers of the corporation shall be a president, treasurer, secretary, and such other officers, if any, as the Board from time to time, may in its discretion elect or appoint. The corporation may also have such agents, if any, as the Board from time to time, may in its discretion appoint. Any officer may be but none need be a director or stockholder. The secretary shall be a resident of Massachusetts unless the corporation has a resident registered agent appointed for the purpose of service of process. Any two or more offices may be held by the same person. Any of the offices may be left vacant from time to time as the Board may determine. Any officer may be required by the Board to give bond for the faithful performance of his or her duties to the corporation in such amount and with such sureties as the Board may determine.

4.2	Powers. Subject to law, to the Articles of Organization and to the other provisions of these By-laws, each officer shall have, in addition to the duties and powers herein set forth, such duties and powers as are commonly incident to his or her office and such duties and powers as the Board may from time to time designate.

4.3	Tenure. Except as otherwise provided by law or by the Articles of Organization or by these By-laws, the officers of the corporation shall hold office until their respective successors are elected and qualified, or in each case until the officer sooner dies, resigns, is removed or becomes disqualified. Each officer or agent shall retain his or her authority at the pleasure of the Board. Any vacancy occurring in any office of the corporation may be filled by a majority of the Board.

4.4	Chief Executive Officer. The chief executive officer of the corporation shall, subject to the control of the Board, have general charge and supervision of the business of the corporation. If no such designation is made, the president shall be the chief executive officer. Unless the Board of directors otherwise specifies, if there is no chairman of the board, the chief executive officer shall preside, or designate the person who shall preside, at all meetings of the stockholders and of the Board of directors.

4.5	Chairman of the Board. If a chairman of the board of directors is elected, he or she shall have the duties and powers specified in these By-laws and shall have such other duties and powers as the Board may determine. Unless the board of directors otherwise specifies, the chairman of the board shall president, or designate the person who shall preside, at all meetings of the stockholders and of the board of directors.

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4.6	President and Vice Presidents. The president shall have the duties and powers specified in these By-laws and shall have such other duties and powers as the Board may determine. Any vice presidents shall have such duties and powers as the Board shall designate from time to time.

4.7	Treasurer and Assistant Treasurers. Except as the Board shall otherwise determine, the treasurer shall be the chief financial and accounting officer of the corporation and shall be in charge of its funds and valuable papers, books of account, and accounting records, and shall have such other duties and powers as the Board may designate from time to time. Any assistant treasurers shall have such duties and powers as the Board shall designate from time to time.

4.8	Secretary and Assistant Secretaries. The secretary shall record all proceedings of the stockholders in a book or series of books to be kept therefore, which book or books shall be kept at the principal office of the corporation or at the office of its transfer agent or of its secretary and shall be open at all reasonable times to any stockholder’s inspection. In the absence of the secretary from any meeting of stockholders, an assistant secretary, or if there be none or he or she is absent, a temporary secretary chosen at the meeting, shall record the proceedings thereof in the aforesaid book. Unless a transfer agent has been appointed, the secretary shall keep or cause to be kept the stock and transfer records of the corporation, which shall contain the names and record addresses of all stockholders and the amount of stock held by each. The secretary shall keep a true record of the proceedings of all meetings of the directors and in his or her absence from any such meeting, an assistant secretary, or if there be none or he or she is absent, a temporary secretary chosen at the meeting, shall record the proceedings thereof. Any assistant secretaries shall have such other duties and powers as the Board shall designate from time to time.

Section 5. RESIGNATIONS AND REMOVALS

Any director or officer may resign at any time by delivering his or her resignation in writing to the chairman of the board, if any, the president, the treasurer, or the clerk or to a meeting of the directors. Such resignation shall be effective upon receipt unless specified to be effective at some other time. A director (including persons elected by directors to fill vacancies in the board) may be removed from office (a) with or without cause by the vote of the holders of a majority of the shares issued and outstanding and entitled to vote in the election of the directors, provided that the directors of a class elected by a particular class of stockholders may be removed only by the vote of the holders of a majority of the shares of such class, or (b) with cause by the vote of a majority of the shares of such class, or (b) with cause by the vote of a majority of the directors then in office. The directors may remove any officer elected by them with or without cause by the vote of a majority of the directors then in office. A director or officer may be removed for cause only after reasonable notice and opportunity to be heard before the body proposing to remove him or her. No director or officer resigning, and (except where a right to receive compensation shall be expressly provided in a duly authorized written agreement with the corporation) no director or officer removed, shall have any right to any compensation as such director or officer for any period following his or her resignation or removal, or any right to damages on account of such removal, whether his or her compensation be by the month, by the year, or otherwise; unless in the case of a resignation, the directors, or in the case of a removal, the body acting on the removal, shall in their or its discretion provide for compensation.

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Section 6. CAPITAL STOCK

6.1	Number and Par Value. The total number of shares and the par value, if any, of each class of stock which the corporation is authorized to issue shall be as stated in the Articles of Organization.

6.2	Shares Represented by Certificates and Uncertificated Shares. The shares of the corporation shall be represented by certificates or shall be uncertificated. Certificate shall be signed by the chairman of the board, if any, the president, or a vice president and by the treasurer or an assistant treasurer. Such signatures may be facsimiles if the certificate is signed by a transfer agent or by a registrar, other than a director, officer, or employee of the corporation. In case any officer who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the corporation with the same effect as if he or she were such officer at the time of its issue.

6.3	Loss of Certificates. The corporation may direct that a new certificate or certificates be issued to replace any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed and on such terms and conditions as the corporation may require. When authorizing the issue of a new certificate or certificates, the corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of the lost, stolen or destroyed certificate or certificates, or his or her legal representative, to advertise the same in such manner as it shall require, to indemnify the corporation in such manner as it may require, and/or to give the corporation a bond or other adequate security in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 7. TRANSFER OF SHARES OF STOCK

7.1	Transfer on Books. Subject to the restrictions, if any, stated or noted on the stock certificates, shares of stock may be transferred on the books of the corporation by the surrender to the corporation or its transfer agent of the certificate therefore properly endorsed or accompanied by a written assignment and power of attorney properly executed, with necessary transfer stamps affixed, and with such proof of the authenticity of signature as the corporation or the transfer agent of the corporation may reasonably require. Except as may be otherwise required by law, by the Articles of Organization or by these By-laws, the corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to receive notice and to vote with respect thereto, regardless of any transfer, pledge, or other disposition of such stock until the shares have been transferred on the books of the corporation in accordance with the requirements of these By-laws.

It shall be the duty of each stockholder to notify the corporation of his or her post office address.

7.2	Record Date and Closing Transfer Books. The Board directors may fix in advance a time, which shall not be more than sixty (60) calendar days before the date of any meeting of stockholders or the date for the payment of any dividend or making of any distribution to stockholders or the last day on which the consent or dissent of stockholders may be effectively expressed for any purpose, as the record date for determining the stockholders having the right to notice of and to vote at such meeting and any adjournment thereof or the right to receive such dividend or distribution or the right to give such consent or dissent, and in such case only stockholders of record on such record date shall have such right, notwithstanding any transfer of stock on the books of the corporation after the record date; or without fixing such record date the directors may for any of such purposes close the transfer books for all or any part of such period. If no record date is fixed and the transfer books are not closed:

(a) The record date for determining stockholders having the right to notice of or to vote at a meeting of stockholders shall be at the close of business on the date next preceding the day on which notice is given.

(b) The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the board of directors acts with respect thereto.

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Section 8. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The corporation shall, to the extent legally permissible, indemnify each of its directors and officers (including persons who serve at its request as directors, officers, or trustees of another organization, or in any capacity with respect to any employee benefit plan) against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise, or as fines and penalties, and counsel fees, reasonably incurred by him or her in connection with the defense or disposition of any action, suit, or other proceeding, whether civil or criminal, in which he or she may be involved or with which he or she may be threatened, while the office or thereafter, by reason of his or her being or having been such a director or officer, except with respect to any matter as to which he or she shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her action was in the best interest of the corporation (any person serving another organization in one or more of the indicated capacities at the request of the corporation who shall have acted in good faith in the reasonable belief that his or her action was in the best interest of such other organization to be deemed as having acted in such manner with respect to the corporation) or, to the extent that such matter relates to service with respect to any employee benefit plan, in the best interest of the participants or beneficiaries of such employee benefit plan; provided, however, that as to any matter disposed of by a compromise payment by such director or officer, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expense shall be provided unless such compromise shall be approved as in the best interest of the corporation, after notice that it involves such indemnification: (a) by a disinterested majority of the directors then in office; or (b) by a majority of the disinterested directors then in office, provided that there has been obtained an opinion in writing of independent legal counsel to the effect that such director of officer appears to have acted in good faith in the reasonable belief that his or her action was in the best interest of the corporation; or (c) by the holders of a majority of the outstanding stock at the time entitled to vote for directors, voting as a single class, exclusive of any stock owned by any interested director or officer. Expenses, including counsel fees, reasonably incurred by any director or officer in connection with the defense or disposition of any such action, suite, or other proceeding may be paid from time to time by the corporation in advance of the final disposition thereof upon receipt of an undertaking by such director or officer to repay the amounts so paid to the corporation if it is ultimately determined that indemnification for such expenses is not authorized under this section. The right of indemnification hereby provided shall not be exclusive of or affect any other right to which any director or officer may be entitled. As used in this section, the terms “director” and “officer” include the relevant individual’s heirs, executors, and administrators, and an “interested” director or officer is one against whom in such capacity the proceedings in question or another proceeding on the same or similar grounds is then pending. Nothing contained in this section shall affect any rights to indemnification to which corporate personnel other than directors and officers may be entitled by contract or otherwise under law. The corporation may purchase and maintain insurance to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under Massachusetts statute. The corporation may enter into contracts with any person entitled to indemnification under these By-laws or otherwise, and may create a trust fund, grant a security interest, or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in these By-laws.

Section 9. CORPORATE SEAL

The seal of the corporation shall, subject to alteration by the directors, consist of a flat-faced circular die with the word “Massachusetts” together with the name of the corporation and the year of its organization, cut or engraved thereon.

Section 10. EXECUTIVE OF PAPERS

Except as the Board of directors may generally or in particular cases authorize the execution thereof in some other manner, all deeds, leases, transfers, contracts, bonds, notes, checks, drafts, and other obligations made, accepted, or endorsed by the corporation shall be signed by the chairman of the board, if any, the president, a vice president, or the treasurer.

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Section 11. FISCAL YEAR

The fiscal year of the corporation shall end on June 30.

Section 12. AMENDMENTS

Except as otherwise provided by law and subject to the Articles of Organization, these By-laws may be altered, amended, or repealed either (1) at any annual or special meeting of the stockholders called for the purpose, of which the notice shall specify the subject matter of the proposed alteration, amendment, or repeal or the sections to be affected thereby, by vote of the stockholders, or (2) at any meeting of the Board.

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